Exhibit 23

[HORNE LLP LETTERHEAD]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-89680) of Citizens Holding Company of our reports dated February 25, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appear in the 2005 Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Citizens Holding Company for the year ended December 31, 2004.

/s/ HORNE LLP
Jackson, Mississippi
March 15, 2005